Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces Fourth Quarter and Full Year 2018 Results
Reports Record Financial Results

STAMFORD, Conn. – January 23, 2019 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 20181.
For the fourth quarter of 2018, total revenue increased 20.0% to $2.306 billion and rental revenue increased 20.8% to $1.989 billion. On a GAAP basis, the company reported fourth quarter net income of $310 million, or $3.80 per diluted share ("EPS"), compared with $897 million, or $10.45 per diluted share, for the same period in 2017. Adjusted EPS2 for the quarter was $4.85 per diluted share, compared with $11.37 for the same period in 2017. The fourth quarter of 2017 included a net income benefit estimated at $689 million, or $8.03 per diluted share, associated with the enacted tax reform discussed below. Excluding this benefit, EPS and adjusted EPS for the fourth quarter of 2017 would have been $2.42 and $3.34, respectively. The reduction in the tax rate discussed below contributed an estimated $0.68 and $0.86 to EPS and adjusted EPS, respectively, for the fourth quarter of 20183.
For the quarter, year-over-year, adjusted EBITDA2 increased 18.0% to a company record $1.117 billion and adjusted EBITDA margin decreased 90 basis point to 48.4%. The decline in adjusted EBITDA margin primarily reflected the impact of the acquisitions completed in 2018.
For the year, Return on Invested Capital (ROIC) increased to a company record of 11.0%, while net cash provided by operating activities was $2.853 billion and free cash flow, excluding merger and restructuring related payments, set a company record at $1.334 billion.
Fourth Quarter Highlights

•	Rental revenue[4] increased 20.8% year-over-year. Owned equipment rental revenue increased 18.8%, reflecting increases of 16.8% in the volume of equipment on rent and 2.2% in rental rates.

•	Pro forma[1] rental revenue increased 8.5% year-over-year, reflecting growth of 4.3% in the volume of equipment on rent and a 2.4% increase in rental rates.

•
Time utilization decreased 120 basis points year-over-year to 68.8%, primarily reflecting the impact of the BakerCorp and BlueLine acquisitions. On a pro forma basis, time utilization decreased 60 basis points year-over-year to 69.0%.

____________

1.
The company completed the acquisitions of NES Rentals Holdings II, Inc. (“NES ”), Neff Corporation ("Neff"), BakerCorp International Holdings, Inc. (“BakerCorp”) and Vander Holding Corporation and its subsidiaries (“BlueLine”) in April 2017, October 2017, July 2018 and October 2018, respectively. NES, Neff, BakerCorp and BlueLine are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, NES, Neff, BakerCorp and BlueLine for all periods presented. The acquired BakerCorp locations are reflected in the Trench, Power and Fluid Solutions specialty segment.

2.
Adjusted EPS (earnings per share), adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

3.	The estimated contribution of the enacted tax reform was calculated by applying the percentage point tax rate reduction to U.S. pretax income and the pretax adjustments reflected in adjusted EPS.

4.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
Total gross margin of 43.3% increased 30 basis points year-over-year, while SG&A expense as a percentage of revenue declined 20 basis points to 13.1%. The company’s pre-tax margin increased 90 basis points to 18.4%.

•
For the company’s specialty segment, Trench, Power and Fluid Solutions, rental revenue increased by 50.7% year-over-year, including an 18.8% increase on a same store basis. Rental gross margin decreased by 230 basis points to 45.2%. The decrease in rental gross margin was primarily due to the impact of the BakerCorp acquisition and an increase in lower-margin fuel and re-rent revenues primarily within the Power and HVAC region.

•
The company generated $186 million of proceeds from used equipment sales at a GAAP gross margin of 44.1% and an adjusted gross margin of 51.1%, compared with $172 million of proceeds at a GAAP gross margin of 39.0% and an adjusted gross margin of 57.6% for the prior year. The year-over-year decrease in adjusted gross margin was primarily due to the impact of selling more fully depreciated fleet acquired in the NES acquisition in the fourth quarter 2017[5].

Full Year 2018
For the full year 2018, total revenue increased 21.2% to $8.047 billion and rental revenue increased 21.4% to $6.940 billion, both of which were company records. On a GAAP basis, the company reported full year net income of $1.096 billion, or $13.12 per diluted share, compared with $1.346 billion, or $15.73 per diluted share, in 2017. Adjusted EPS for the full year was $16.26 per diluted share, compared with $18.64 in 2017. 2017 included a net income benefit estimated at $689 million, or $8.05 per diluted share, associated with the enacted tax reform discussed below. Excluding this benefit, EPS and adjusted EPS for 2017 would have been $7.68 and $10.59, respectively. The reduction in the tax rate discussed below contributed an estimated $2.36 and $2.92 to EPS and adjusted EPS, respectively, in 2018.
Year-over-year, adjusted EBITDA increased 22.1% to $3.863 billion and adjusted EBITDA margin increased 40 basis point to 48.0%.
Full Year Highlights

•	Rental revenue increased 21.4% year-over-year. Owned equipment rental revenue increased 20.7%, reflecting increases of 18.8% in the volume of equipment on rent and 2.2% in rental rates.

•	Pro forma rental revenue increased 10.5% year-over-year, reflecting growth of 6.9% in the volume of equipment on rent and a 2.6% increase in rental rates.

•
Time utilization decreased 90 basis points year-over-year to 68.6%, primarily reflecting the impact of the NES, Neff, BakerCorp and BlueLine acquisitions. On a pro forma basis, time utilization increased 20 basis points year-over-year to 68.4%.

•
Total gross margin of 41.8% increased 10 basis points year-over-year, while SG&A expense as a percentage of revenue declined 70 basis points to 12.9%. The company’s pre-tax margin increased 250 basis points to 18.3%.

•
For the company’s specialty segment, Trench, Power and Fluid Solutions, rental revenue increased by 40.7% year-over-year, including a 19.0% increase on a same store basis. Rental gross margin decreased by 140 basis points to 48.2%. The decrease in rental gross margin was primarily due to the impact of the BakerCorp acquisition.

•
The company generated $664 million of proceeds from used equipment sales at a GAAP gross margin of 41.9% and an adjusted gross margin of 51.8%, compared with $550 million of proceeds at a GAAP gross margin of 40.0% and an adjusted gross margin of 54.9% for the prior year. The year-over-year increase in used equipment sales primarily reflects increased volume, driven by a significantly larger fleet size, in a strong used equipment market. The year-over-year decrease in adjusted gross margin was primarily due to the impact of selling more fully depreciated fleet acquired in the NES acquisition in 2017.

____________

5.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES, Neff and BlueLine fleet that was sold.

•
The company generated $2.853 billion of net cash provided by operating activities and $1.271 billion of free cash flow[6], compared with $2.209 billion and $907 million, respectively, for the prior year. Net rental capital expenditures were $1.442 billion, compared with $1.219 billion for the prior year.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We delivered strong fourth quarter results, including broad volume growth and rental rate improvement, in a year that leveraged our numerous competitive advantages. Our integration of major acquisitions expanded our service offering, and we gained traction from investments in fleet and technology. For the full year, we grew pro forma rental revenue by 10.5%, improved our adjusted EBITDA margin, and increased ROIC to a record 11%."
Kneeland continued, "Our momentum in the quarter gave us a strong start to 2019, when we expect to once again outpace the industry. By reaffirming our guidance, we’re underscoring our confidence in the cycle and our differentiation in the marketplace. Customer feedback, as well as key internal and external indicators, continue to point to healthy end-market activity. We remain focused on balancing growth, margins, returns and free cash flow to maximize shareholder value."

2019 Outlook

The company reaffirmed the following outlook for the full year 2019.

	2019 Outlook	2018 Actual
Total revenue	$9.15 billion to $9.55 billion	$8.047 billion
Adjusted EBITDA[7]	$4.35 billion to $4.55 billion	$3.863 billion
Net rental capital expenditures after gross purchases	$1.4 billion to $1.55 billion, after gross purchases of $2.15 billion to $2.3 billion	$1.442 billion net, $2.106 billion gross
Net cash provided by operating activities	$2.85 billion to $3.2 billion	$2.853 billion
Free cash flow (excluding merger and restructuring related payments, such payments were $63 million in 2018)	$1.3 billion to $1.5 billion	$1.334 billion

Impact of U.S. Tax Reform
In 2018, we completed the accounting for the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Act"). We expect that we will continue to meaningfully benefit from the legislation. In particular, the combination of the lowering of the U.S. federal tax rate from 35% to 21% and the full expensing of capital spending will materially exceed the impact of the repeal of Like-Kind Exchange provisions, which had allowed for the deferral of taxable gains on the sale of used equipment.
Earnings per diluted share for 2018 was $13.12. The reduction in the tax rate discussed above contributed an estimated $2.36 to diluted earnings per share for 2018. The Tax Act impacted our 2017 results primarily due to (i) a one-time non-cash tax benefit estimated at $746 million, reflecting the revaluation of our net deferred tax liability using a U.S. federal tax rate of 21% and (ii) a one-time transition tax estimated at $57 million on our unremitted foreign earnings and profits. Earnings per diluted share for 2017 was $15.73, and the estimated per share benefit of the above items was $8.05.
____________

6.
Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure. Free cash flow included aggregate merger and restructuring related payments of $63 million and $76 million for the full years 2018 and 2017, respectively.

7.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below

Free Cash Flow and Fleet Size
For the full year 2018, net cash provided by operating activities was $2.853 billion, and free cash flow was $1.271 billion after total rental and non-rental gross capital expenditures of $2.291 billion. For the full year 2017, net cash provided by operating activities was $2.209 billion, and free cash flow was $907 million after total rental and non-rental gross capital expenditures of $1.889 billion. Free cash flow for the full years 2018 and 2017 included aggregate merger and restructuring related payments of $63 million and $76 million, respectively.

The size of the rental fleet was $14.18 billion of original equipment cost at December 31, 2018, compared with $11.51 billion at December 31, 2017. The age of the rental fleet was 47.9 months on an OEC-weighted basis at December 31, 2018, compared with 47.0 months at December 31, 2017.
Return on Invested Capital (ROIC)
ROIC was 11.0% for the year ended December 31, 2018, compared with 8.8% for the year ended December 31, 2017. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% and 35% for 2018 and 2017, respectively, were used to calculate after-tax operating income.
ROIC materially increased due to the reduced tax rates following the enactment of the Tax Act. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Act was applied to ROIC for all historic periods, the company estimates that ROIC would have been 10.8% and 10.6% for the years ended December 31, 2018 and 2017, respectively.

Share Repurchase Program

In July 2018, the company commenced its previously announced $1.25 billion share repurchase program. As of December 31, 2018, the company has repurchased $420 million of common stock under the program, which it intends to complete in 2019.

Introduction of Fleet Productivity as a Key Operating Metric
The company is introducing Fleet Productivity as a comprehensive metric to provide greater insight into the decisions made by its managers to optimize the interplay of rental rates, time utilization and mix in rental revenue, in support of its growth and return objectives. Fleet Productivity can be thought of as the combined impact of the previously reported year-over-year changes in rental rates, time utilization and mix on rental revenue, in one statistic.
As the company’s business and strategy have evolved, management believes that certain legacy metrics have become less insightful into the company’s performance and less comparable to historical results. While no single metric can fully capture the myriad of factors underpinning the company’s returns-based strategy, management believes that Fleet Productivity will be useful in assessing how the combination of discrete decisions made across rental rates, time utilization, and mix in rental revenue come together to support shareholder value.
As illustrated on pages 35 and 36 of the Fourth Quarter 2018 Investor Presentation, the company is providing twelve quarters of historical perspective on Fleet Productivity to help investors understand the relationship between the metric and its previously shared individual components. The company plans to continue sharing this same quarterly information for the next two quarters and provide investors with related context on earnings conference calls. After the company’s second quarter 2019, it plans to phase out the quarterly disclosure of rental rates and time utilization as discrete stand-alone metrics. Additionally, after the fourth quarter of 2018, the company will no longer provide monthly perspective on rental rates and time utilization.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, January 24, 2019, at 12:00 p.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 9595889.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,186 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,800 classes of equipment for rent with a total original cost of $14.18 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES, Neff, BakerCorp, and BlueLine, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which could reduce our revenues and profitability; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk (including as a result of Brexit), and tariffs; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (30) the effect of changes in tax law. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #
Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Equipment rentals	$1,989	$1,646	$6,940	$5,715
Sales of rental equipment	186	172	664	550
Sales of new equipment	68	52	208	178
Contractor supplies sales	25	20	91	80
Service and other revenues	38	32	144	118
Total revenues	2,306	1,922	8,047	6,641
Cost of revenues:
Cost of equipment rentals, excluding depreciation	731	595	2,614	2,151
Depreciation of rental equipment	375	320	1,363	1,124
Cost of rental equipment sales	104	105	386	330
Cost of new equipment sales	58	44	179	152
Cost of contractor supplies sales	17	14	60	56
Cost of service and other revenues	23	17	81	59
Total cost of revenues	1,308	1,095	4,683	3,872
Gross profit	998	827	3,364	2,769
Selling, general and administrative expenses	302	255	1,038	903
Merger related costs	22	18	36	50
Restructuring charge	16	22	31	50
Non-rental depreciation and amortization	95	70	308	259
Operating income	563	462	1,951	1,507
Interest expense, net	142	126	481	464
Other income, net	(4)	—	(6)	(5)
Income before (benefit) provision for income taxes	425	336	1,476	1,048
(Benefit) provision for income taxes (1)	115	(561)	380	(298)
Net income (1)	$310	$897	$1,096	$1,346
Diluted earnings per share (1)	$3.80	$10.45	$13.12	$15.73

(1)
The three months and year ended December 31, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Act discussed above, which contributed an estimated $0.68 and $2.36 to diluted earnings per share for the three months and year ended December 31, 2018, respectively. The three months and year ended December 31, 2017 include a substantial benefit associated with the enactment of the Tax Act, which contributed an estimated $8.03 and $8.05 to diluted earnings per share for the three months and year ended December 31, 2017, respectively.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$43	$352
Accounts receivable, net	1,545	1,233
Inventory	109	75
Prepaid expenses and other assets	64	112
Total current assets	1,761	1,772
Rental equipment, net	9,600	7,824
Property and equipment, net	614	467
Goodwill	5,058	4,082
Other intangible assets, net	1,084	875
Other long-term assets	16	10
Total assets	$18,133	$15,030
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$903	$723
Accounts payable	536	409
Accrued expenses and other liabilities	677	536
Total current liabilities	2,116	1,668
Long-term debt	10,844	8,717
Deferred taxes	1,687	1,419
Other long-term liabilities	83	120
Total liabilities	14,730	11,924
Common stock	1	1
Additional paid-in capital	2,408	2,356
Retained earnings	4,101	3,005
Treasury stock	(2,870)	(2,105)
Accumulated other comprehensive loss	(237)	(151)
Total stockholders’ equity	3,403	3,106
Total liabilities and stockholders’ equity	$18,133	$15,030

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income	$310	$897	$1,096	$1,346
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	470	390	1,671	1,383
Amortization of deferred financing costs and original issue discounts	3	3	12	9
Gain on sales of rental equipment	(82)	(67)	(278)	(220)
Gain on sales of non-rental equipment	(2)	—	(6)	(4)
Gain on insurance proceeds from damaged equipment	(4)	(11)	(22)	(21)
Stock compensation expense, net	29	23	102	87
Merger related costs	22	18	36	50
Restructuring charge	16	22	31	50
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	11	—	54
Increase (decrease) in deferred taxes (1)	67	(630)	257	(533)
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	16	(12)	(115)	(184)
Decrease (increase) in inventory	3	10	(20)	1
Decrease (increase) in prepaid expenses and other assets	44	(19)	75	(20)
(Decrease) increase in accounts payable	(189)	(209)	49	141
Increase (decrease) in accrued expenses and other liabilities	27	27	(35)	70
Net cash provided by operating activities	730	453	2,853	2,209
Cash Flows From Investing Activities:
Purchases of rental equipment	(144)	(284)	(2,106)	(1,769)
Purchases of non-rental equipment	(51)	(33)	(185)	(120)
Proceeds from sales of rental equipment	186	172	664	550
Proceeds from sales of non-rental equipment	10	6	23	16
Insurance proceeds from damaged equipment	4	11	22	21
Purchases of other companies, net of cash acquired	(2,161)	(1,314)	(2,966)	(2,377)
Purchases of investments	(2)	—	(3)	(5)
Net cash used in investing activities	(2,158)	(1,442)	(4,551)	(3,684)
Cash Flows From Financing Activities:
Proceeds from debt	5,116	3,099	12,178	11,801
Payments of debt	(3,478)	(2,051)	(9,942)	(10,207)
Payments of financing costs	(23)	—	(24)	(44)
Proceeds from the exercise of common stock options	—	2	2	3
Common stock repurchased (2)	(211)	(30)	(817)	(56)
Net cash provided by financing activities	1,404	1,020	1,397	1,497
Effect of foreign exchange rates	2	(3)	(8)	18
Net (decrease) increase in cash and cash equivalents	(22)	28	(309)	40
Cash and cash equivalents at beginning of period	65	324	352	312
Cash and cash equivalents at end of period	$43	$352	$43	$352
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$21	$91	$71	$205
Cash paid for interest	76	52	455	357

(1)	The decreases in deferred taxes for the three months and year ended December 31, 2017 include the impact of the enactment of the Tax Act discussed above.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(2)
In 2018, we completed our $1 billion share repurchase program. We have an open $1.25 billion share repurchase program, under which we have purchased $420 million as of December 31, 2018. We intend to complete the program in 2019. The common stock repurchases include i) shares repurchased pursuant to our share repurchase programs and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
General Rentals
Reportable segment equipment rentals revenue	$1,573	$1,370	14.8%	$5,550	$4,727	17.4%
Reportable segment equipment rentals gross profit	695	600	15.8%	2,293	1,950	17.6%
Reportable segment equipment rentals gross margin	44.2%	43.8%	40 bps	41.3%	41.3%	—
Trench, Power and Fluid Solutions
Reportable segment equipment rentals revenue	$416	$276	50.7%	$1,390	$988	40.7%
Reportable segment equipment rentals gross profit	188	131	43.5%	670	490	36.7%
Reportable segment equipment rentals gross margin	45.2%	47.5%	(230) bps	48.2%	49.6%	(140) bps
Total United Rentals
Total equipment rentals revenue	$1,989	$1,646	20.8%	$6,940	$5,715	21.4%
Total equipment rentals gross profit	883	731	20.8%	2,963	2,440	21.4%
Total equipment rentals gross margin	44.4%	44.4%	—	42.7%	42.7%	—

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Numerator:
Net income available to common stockholders (1)	$310	$897	$1,096	$1,346
Denominator:
Denominator for basic earnings per share—weighted-average common shares	80.6	84.6	82.7	84.6
Effect of dilutive securities:
Employee stock options	0.4	0.4	0.4	0.4
Restricted stock units	0.5	0.8	0.4	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	81.5	85.8	83.5	85.6
Diluted earnings per share (1)	$3.80	$10.45	$13.12	$15.73

(1)
The three months and year ended December 31, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Act discussed above, which contributed an estimated $0.68 and $2.36 to diluted earnings per share for the three months and year ended December 31, 2018, respectively. The three months and year ended December 31, 2017 include a substantial benefit associated with the enactment of the Tax Act, which contributed an estimated $8.03 and $8.05 to diluted earnings per share for the three months and year ended December 31, 2017, respectively.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION
We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Earnings per share - GAAP, as reported (1)	$3.80	$10.45	$13.12	$15.73
After-tax impact of:
Merger related costs (2)	0.21	0.13	0.32	0.36
Merger related intangible asset amortization (3)	0.58	0.32	1.76	1.15
Impact on depreciation related to acquired fleet and property and equipment (4)	—	0.01	0.19	0.05
Impact of the fair value mark-up of acquired fleet (5)	0.11	0.23	0.59	0.59
Restructuring charge (6)	0.15	0.15	0.28	0.36
Asset impairment charge (7)	—	—	—	0.01
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	0.08	—	0.39
Earnings per share - adjusted (1)	$4.85	$11.37	$16.26	$18.64
Tax rate applied to above adjustments (1)	25.7%	38.6%	25.5%	38.5%

(1)
The three months and year ended December 31, 2018 reflect a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Act discussed above, which contributed an estimated $0.68 and $2.36, respectively, to earnings per share-GAAP, and $0.86 and $2.92, respectively, to earnings per share-adjusted, for the three months and year ended December 31, 2018. Earnings per share – GAAP, as reported and earnings per share – adjusted include estimated benefits of $8.03 and $8.05 for the three months and year ended December 31, 2017, respectively, associated with the enactment of the Tax Act. The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES, Neff, BakerCorp and BlueLine acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES, Neff, BakerCorp and BlueLine acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $315 million under our restructuring programs.

(7)	Reflects write-offs of leasehold improvements and other fixed assets in connection with our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$310	$897	$1,096	$1,346
Provision (benefit) for income taxes	115	(561)	380	(298)
Interest expense, net	142	126	481	464
Depreciation of rental equipment	375	320	1,363	1,124
Non-rental depreciation and amortization	95	70	308	259
EBITDA (A)	$1,037	$852	$3,628	$2,895
Merger related costs (1)	22	18	36	50
Restructuring charge (2)	16	22	31	50
Stock compensation expense, net (3)	29	23	102	87
Impact of the fair value mark-up of acquired fleet (4)	13	32	66	82
Adjusted EBITDA (B)	$1,117	$947	$3,863	$3,164
(A) Our EBITDA margin was 45.0% and 44.3% for the three months ended December 31, 2018 and 2017, respectively, and 45.1% and 43.6% for the years ended December 31, 2018 and 2017, respectively.
(B) Our adjusted EBITDA margin was 48.4% and 49.3% for the three months ended December 31, 2018 and 2017, respectively, and 48.0% and 47.6% for the years ended December 31, 2018 and 2017, respectively.

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $315 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$730	$453	$2,853	$2,209
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(12)	(9)
Gain on sales of rental equipment	82	67	278	220
Gain on sales of non-rental equipment	2	—	6	4
Gain on insurance proceeds from damaged equipment	4	11	22	21
Merger related costs (1)	(22)	(18)	(36)	(50)
Restructuring charge (2)	(16)	(22)	(31)	(50)
Stock compensation expense, net (3)	(29)	(23)	(102)	(87)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	—	(11)	—	(54)
Changes in assets and liabilities	192	255	124	129
Cash paid for interest	76	52	455	357
Cash paid for income taxes, net	21	91	71	205
EBITDA	$1,037	$852	$3,628	$2,895
Add back:
Merger related costs (1)	22	18	36	50
Restructuring charge (2)	16	22	31	50
Stock compensation expense, net (3)	29	23	102	87
Impact of the fair value mark-up of acquired fleet (4)	13	32	66	82
Adjusted EBITDA	$1,117	$947	$3,863	$3,164

(1)
Reflects transaction costs associated with the NES, Neff, BakerCorp and BlueLine acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, Neff had annual revenues of approximately $413 million, BakerCorp had annual revenues of approximately $295 million and BlueLine had annual revenues of approximately $786 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $315 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)
Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES, Neff and BlueLine acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by operating activities	$730	$453	$2,853	$2,209
Purchases of rental equipment	(144)	(284)	(2,106)	(1,769)
Purchases of non-rental equipment	(51)	(33)	(185)	(120)
Proceeds from sales of rental equipment	186	172	664	550
Proceeds from sales of non-rental equipment	10	6	23	16
Insurance proceeds from damaged equipment	4	11	22	21
Free cash flow (1)	$735	$325	$1,271	$907

(1)
Free cash flow included aggregate merger and restructuring related payments of $31 million and $24 million for the three months ended December 31, 2018 and 2017, respectively, and $63 million and $76 million for the years ended December 31, 2018 and 2017, respectively.

The table below provides a reconciliation between 2019 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,850- $3,200
Purchases of rental equipment	$(2,150)-$(2,350)
Proceeds from sales of rental equipment	$700-$800
Purchases of non-rental equipment, net of proceeds from sales	$(100)-$(200)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,300- $1,500